Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “First Amendment”) is made and entered into as of June 5, 2022, by and among (i) Benessere Capital Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) BCAC Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) BCAC Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) BCAC Company Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), (v) BCAC Purchaser Rep LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time for the equity holders of Pubco (other than the Company Security Holders and their successors and assignees) in accordance with the terms and conditions of the Original Agreement (as defined below) (the “Purchaser Representative”), (vi) eCombustible Energy LLC, a Delaware limited liability company (the “Company”), and (vii) Jorge Arevalo, an individual, in the capacity as the representative from and after the Effective Time for the Company Security Holders in accordance with the terms and conditions of the Original Agreement (the “Seller Representative”). The Purchaser, Pubco, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative, the Company, and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement.

RECITALS:

A. The Parties are parties to that certain Agreement and Plan of Merger made and entered into as of November 23, 2021 (the “Original Agreement”).

B. The Parties desire to amend the Original Agreement (as amended from time to time, including by this First Amendment, the “Merger Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the other provisions contained in this First Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Amendments to Merger Agreement.

(a) Section 1.8(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(a) Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) share of Purchaser Class A Common Stock, three-fourths (3/4) of one (1) Purchaser Warrant and one (1) Purchaser Right in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b) Section 1.8 of the Original Agreement is hereby amended by adding at the end thereof the following new subsection (g):

(g) Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of shares of Pubco Common Stock that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with the Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into shares of Purchaser Common Stock, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the shares of Purchaser Common Stock issued upon conversion of the Purchaser Rights had then automatically been converted into shares of Pubco Common Stock in accordance with Section 1.8(b) above. At the Effective Time, as a result of the aforementioned automatic conversion, the Purchaser Rights shall automatically cease to be outstanding and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive shares of Pubco Common Stock as set forth herein.

(c) Section 3.6(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(b) As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Class A Common Stock, the Purchaser Public Warrants and the Purchaser Public Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) Purchaser and such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(d) Section 5.20 of the Original Agreement is hereby amended by deleting the second sentence thereof in its entirety.

(e) Section 7.2 of the Original Agreement is hereby amended by adding the following as a new section 7.2(f):

(f)

Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, or any other alternative financing mutually agreed upon by the parties, after giving effect to the payment of unpaid Expenses and Liabilities, at least equal to Twenty-Five Million U.S. Dollars ($25,000,000).

(f) Section 8.1(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(b) by written notice by either the Purchaser or the Company to the other if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by October 7, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(g) Section 11.1 of the Original Agreement is hereby amended by inserting into the list of terms defined therein, in appropriate alphabetical order, the following:

“Per Share Price” means an amount equal to $10.00 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like of Pubco Common Stock after the Closing).

“Rights Agreement” means that certain Rights Agreement dated January 4, 2021 between the Purchaser and Continental Stock Transfer & Trust Company, as rights agent thereunder.

(h) The definition of “Redemption Price” originally appearing in Section 11.1 of the Original Agreement is hereby deleted in its entirety.

(i) Any and all references to “Redemption Price” in the Original Agreement are hereby deleted in their entirety and replaced with “Per Share Price”:

2. Consent. Notwithstanding Section 5.3(b)(ii) and (iv) of the Merger Agreement, the Company and the Purchaser acknowledge and agree that during the Interim Period, the Purchaser may issue convertible securities that are convertible at a price of not less than $10 per share of Purchaser Common Stock to the Sponsor or its Affiliates in the aggregate amount of up to Five Million U.S. Dollars ($5,000,000), provided that such securities are issued solely for the purpose of funding (i) Extension Expenses, and (ii) Expenses that are related to the closing of the Business Combination with the Company, and the Company hereby consents to such issuances and the issuance of any Purchaser Securities underlying such convertible securities.

3. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, together with the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This First Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Section 5.11, Section 9.1, and Sections 10.1 through 10.13 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

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IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

BENESSERE CAPITAL ACQUISITION CORP.

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President and Chief Executive Officer

Pubco:

BCAC HOLDINGS INC.

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President

Purchaser Merger Sub:

BCAC PURCHASER MERGER SUB INC.

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President

Company Merger Sub:

BCAC COMPANY MERGER SUB LLC
By BCAC Holdings Inc., its sole member

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President

[Signature Page to First Amendment to Merger Agreement]

The Purchaser Representative:

BCAC PURCHASER REP LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: Member

The Company:

ECOMBUSTIBLE ENERGY LLC

By:	/s/ Jorge Arevalo
Name: Jorge Arevalo
Title: Chief Executive Officer

The Seller Representative:

/s/ Jorge Arevalo
Jorge Arevalo, solely in the capacity as the Seller Representative hereunder

[Signature Page to First Amendment to Merger Agreement]